                                                                    EXHIBIT 12.1


                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                                    ($000s)



                                                                        YEARS ENDED DECEMBER 31
                                                            1997       1998       1999       2000        2001
                                                          --------   --------   --------   --------    --------
Pre-tax income from continuing operations before
      loss from equity investee                           $    617   $  5,594   $ 13,353   $(32,500)   $(38,049)
Less: Minority interest expense                                 --         --         --         --          --
Less: Capitalized interest                                      --         --         --         --          --
Interest expense                                               600        147         27      1,687         887
Portions of rentals representative of interest (a)             240        244        346      2,248       2,602
                                                          --------   --------   --------   --------    --------
     Total fixed charges included in net income                840        391        373      3,935       3,489
Earnings available for fixed charges                         1,457      5,985     13,726    (28,565)    (34,560)
                                                          ========   ========   ========   ========    ========

Fixed charges:
Fixed charges included in net income                           840        391        373      3,935       3,489
Interest capitalized during the period                          --         --         --         --          --
                                                          --------   --------   --------   --------    --------
     Total fixed charges                                       840        391        373      3,935       3,489
                                                          ========   ========   ========   ========    ========

Ratios of earnings to fixed charges                            1.7       15.3       36.8        (b)         (b)
                                                          ========   ========   ========   ========    ========

(a) Portion of rentals representative of interest is estimated at one-third.
(b) Earnings available for fixed charges to achieve a 1:1 coverage ratio were inadequate in 2000 and 2001 due to purchase accounting amortization of $41,285 and $52,700, respectively. The amount of additional earnings needed to generate a coverage ratio of 1:1 in 2000 and 2001 were $32,500 and $38,049, respectively.